NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Fourth Quarter and Fiscal Year 2012 Results

Q4 Highlights

•	Q4 net sales of $29.7 million increased slightly over the prior year quarter, but were higher 11% sequentially over Q3 fiscal 2012 sales, due to higher sales of material handling solutions.

•	Q4 adjusted EBITDA (see attached reconciliation) increased to $4.7 million, or 15.8% of sales, from $4.4 million, or 14.9% of sales, for the same period last year.

•	Cash balances increased by $1.6 million during the fourth quarter to nearly $29 million as of December 30, 2012.

Fiscal Year 2012 Highlights

•
FY 2012 sales totaled $114.3 million, a decrease of 3% from the same period last year, as sales declines in renewable energy markets were largely offset by increased sales in material handling markets.

•	Adjusted EBITDA (see attached reconciliation) increased to $17.9 million, or 15.7% of sales, from $15.5 million, or 13.2% of sales, for the same period last year.

•	Full year cash flow prior to pension contributions was $19.7 million in fiscal 2012.

Menomonee Falls, Wis., March 13, 2012 -- Magnetek, Inc. (“Magnetek” or “the Company”, NASDAQ: MAG) today reported the results of its fourth quarter and 2012 fiscal year, ended December 30, 2012.

Fourth Quarter Results

In the fourth quarter of fiscal 2012, Magnetek recorded revenue of $29.7 million, a nominal increase from the same period last year, but a sequential increase of 11% from the third quarter of fiscal 2012. The increase in sales from the prior year quarter reflects sales growth of products for material handling applications, largely offset by lower sales of products with mining and renewable energy applications.
    Current year fourth quarter operating income was impacted by non-cash impairment charges of $1.2 million related to the Company's renewable energy fixed assets, as well as higher pension expense. However, the Company's continuing operations remained firmly profitable, with after-tax income of $0.8 million, or $.25 on a per share basis.

“We're pleased with the performance of our business during the fourth quarter, as our sales approached $30 million without any contribution from renewable energy. Our largest served market, material handling, showed signs of continuing modest expansion during the fourth quarter, and our sales in that area outpaced overall market growth, as our material handling sales increased 15% year-over-year to nearly $23 million. In addition, sales into elevator markets increased 6% over last year's fourth quarter to nearly $6 million,” said Peter McCormick, Magnetek's president and chief executive officer. “While the outlook heading into 2013 is somewhat mixed, we believe we are well positioned to outpace overall economic growth rates with our continuing focus on innovation, market share gains, and new market penetration,” said Mr. McCormick.
Gross profit amounted to $9.4 million (31.6% of sales) in the fourth quarter of fiscal 2012 versus $10.5 million (35.7% of sales) in the same period a year ago. However, excluding the impact of the asset impairment charges, fourth quarter gross profit would have been $10.6 million, or 35.7% of sales, comparable to the prior year period. The favorable impact on fourth quarter gross profit from higher sales volume of products with material handling and elevator applications was offset by lower sales of mining and renewable energy products during the quarter.
Total operating expenses, consisting of research and development (“R&D”), pension expense and selling, general and administrative costs, were $8.2 million in the fourth quarter of fiscal 2012, compared to $7.9 million in the prior year period. Compared to the prior year period, current year operating expenses include higher sales and marketing expenses, from both the shift in sales mix and increased payroll-related costs, and increased pension expense, partially offset by lower R&D expenses and reduced incentive compensation provisions.
Operating income in the fourth quarter of fiscal 2012 decreased to $1.1 million from operating income of $2.6 million for the same period last year, due mainly to the asset impairment charges and higher pension expense in the current year quarter. Income from continuing operations after provision for income taxes in the fourth quarter was $0.8 million, or $.25 per share, compared to after-tax income from continuing operations of $2.4 million, or $.74 per share, in the same period last year. Including the results of discontinued operations, the Company recorded net income of $.31 per share in the fourth quarter of fiscal 2012 versus net income of $.80 per share in the same period last year.
Unrestricted cash balances increased by $1.6 million during the fourth quarter to $28.7 million at December 30, 2012, after contributing $3.9 million during the quarter to the Company's defined benefit pension plan. The increase in cash reflects continued strong operating results and improved working capital velocity.

Fiscal Year 2012 Results

For fiscal year 2012, the Company recorded revenue of $114.3 million, down 3% from $117.6 million in the prior year period. The sales decrease was mainly due to lower sales of inverters for renewable energy applications, which declined to less than $4 million in fiscal 2012 from more than $14 million in the same period last year. In addition, sales of mining products also declined nearly $2 million year-over-year. Higher sales of material handling products, which increased more than $10 million in fiscal 2012 to $81 million, partially offset the renewable energy and mining sales decreases. Fiscal 2012 gross profit amounted to $39.8 million (34.9% of sales) versus $39.5 million (33.6% of sales) in the prior year. The year-over-year increase in gross profit and gross margin as a percentage of sales was due to higher sales of material handling products, partially offset by lower sales volumes in renewable energy and mining, as well as the renewable energy asset impairment charges.
Operating expenses totaled $31.8 million in fiscal 2012, an increase of $0.3 million from $31.5 million for the same period last year, due mainly to higher pension expense and higher selling expenses, partially offset by lower R&D expenses and incentive compensation provisions. Pension expense, which increased by $1.0 million in fiscal 2012 as compared to last year, was $6.9 million, representing more than $2.00 on a per share, after-tax basis. The Company recorded income from continuing operations of $6.9 million, or $2.14 per share, versus prior year income from continuing operations of $7.1 million, or a $2.22 per share. Income from discontinued operations was $5.7 million, or $1.76 per share in fiscal 2012, compared to a loss from discontinued operations of $0.7 million, or a $.21 loss per share, in the prior year period. Fiscal 2012 income from discontinued operations includes a gain of $5.0 million from a settlement agreement entered into by the Company to resolve a legal matter.
Including results of discontinued operations, the Company's net income improved by more than $6 million to $12.6 million, or $3.90 per share, in fiscal 2012 compared to prior year income of $6.4 million, or $2.01 per share.
Cash balances increased during fiscal 2012 by $8.1 million, after cash contributions of $11.6 million to the Company's pension plan.

“We maintained our focus and executed well with our Company-specific initiatives during fiscal 2012 to better position us for the future,” said Mr. McCormick. “We had an outstanding year in terms of cash flow generation, and we deployed that cash in several different ways. First, we reinvested in our business in an effort to drive future sales growth and profitability, spending nearly $4 million on R&D, adding valuable selling resources, and investing in our operations to improve plant efficiencies. Secondly, we increased the cash position on our balance sheet, improving our liquidity and providing us with greater flexibility. Finally, we contributed nearly $12 million to our pension plan in an effort to improve the funded status of the plan. Unfortunately, we weren't able to make meaningful progress in that direction during fiscal 2012, as interest rates continued to drop throughout the year. However, mid- to longer-term, we continue to believe that we have tremendous opportunity to enhance shareholder value by growing our business, controlling our costs, and ultimately benefiting from a reduction in our pension obligation,” concluded Mr. McCormick.

Operations and Outlook

Total bookings for the fourth quarter of fiscal 2012 were $24.8 million, resulting in a book-to-bill ratio for the quarter of 83%. Total Company order backlog was $13.1 million at December 30, 2012.
“Demand levels remain stable in most of our served industrial markets, although order rates softened late in the fourth quarter due in part to ongoing economic uncertainties and the resulting impact on business investment,” said Mr. McCormick. “In addition, our fourth quarter order rates are historically seasonally slower, due to holidays as well as the spending patterns of our customers. Early in 2013, our quotation levels remain high, but the mix of our orders to date doesn't reflect as many large scale projects, which we expect will improve going forward. As a result, we believe the softness in our incoming order rate is temporary, and that we can continue to grow our business in 2013 through a combination of innovative product offerings, market share gains, and entry into new markets,” continued Mr. McCormick. “Our sales growth rate in material handling in 2012 exceeded our stated 10% objective, and we introduced new products, entered new markets, and expanded strategic partnerships in that part of our business that should help us continue to grow in 2013 and beyond. We're also targeting expansion of our share of AC controls for the elevator market, and in the mining area, we're making investments to reduce our dependence on the coal industry. Renewable energy market conditions were difficult throughout 2012, and we responded by reducing our cost structure and recording an asset impairment charge in that part of our business. Going forward, we plan to continue to support our existing installed base of wind inverters, but we don't intend to pursue new business opportunities in the renewable energy space. We firmly believe we have sustainable competitive advantages and better growth opportunities in our traditional served markets, and as a result, we intend to focus our future investments in those areas,” concluded Mr. McCormick.
Historically the Company's March quarter has been seasonally weaker from a sales standpoint, particularly in material handling markets. While the Company's expectations are for acceptable levels of sales and profit performance for the full 2013 fiscal year, the Company currently expects a decline in sales and profitability in the first quarter of 2013, on both a sequential and a year-over-year basis.

Pension Update
As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003. Based mainly on the number of participants in the plan and decreasing interest rates over the past several years, the Company's annual pension expense and cash contributions to the pension plan have been significant for the past several years.
As of the end of fiscal 2012, the Company measured its pension plan for accounting purposes (GAAP), reducing its discount rate assumption to 3.5% from 4.05%. As a result, the Company increased the pension liability on its balance sheet as of December 30, 2012, to $102 million. Non-cash GAAP pension expense for fiscal 2013 is expected to total $6.2 million, an annual decrease of approximately $0.7 million over fiscal 2012 pension expense levels. Fiscal 2013 pension contributions are expected to total approximately $20 million.
“Our pension situation has been challenging, mainly due to historically low interest rates over the past several years, and our estimated pension contributions over the next three years total approximately $54 million,” said Marty Schwenner, Magnetek's chief financial officer. “Importantly for us, we added $8 million of cash in fiscal 2012, after contributing nearly $12 million to our pension and funding our growth initiatives. In addition, our adjusted EBITDA in fiscal 2012 totaled nearly $18 million. Accordingly, if economic conditions over the next three years remain similar to what they were in fiscal 2012, we believe we can fund most, if not all, of the required pension contributions through fiscal 2015 with cash generated by our operations. Under that scenario, we would expect to finish fiscal 2015 with roughly the same cash balance that we have today, and we would likely also have made meaningful progress in reducing our pension obligation, even without any increase in interest rates,” continued Mr. Schwenner. “As a result, we intend to remain sharply focused on those things within our control, such as product innovation, sales growth, cost control, and asset management. In summary, we firmly believe we can continue to grow our business while paying down our pension debt over the next several years, ultimately enhancing the value of the Company for our shareholders,” concluded Mr. Schwenner.

Company Webcast

This morning, at 11:00 a.m. Eastern Daylight Time, Magnetek management will host a conference call to discuss Magnetek's fourth quarter and fiscal 2012 results. The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com. A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for at least ninety days. A replay of the call also will be available through March 20, 2013, by phoning 630-652-3042 (passcode: 34214545#).
Magnetek, Inc. (NASDAQ: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending March 31, 2013, and its 2013 through 2015 fiscal years. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, and mining markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company's ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company's financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company's public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses. Company management believes that adjusted EBITDA is useful to investors as it provides a measure of the Company's cash flow prior to capital investments, changes in working capital, and pension contributions. As a result, management believes investors can use this metric as a measure of the Company's ability to fund its growth initiatives and its pension obligations.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended		Twelve months ended
	(Unaudited)	(Unaudited)		(Unaudited)
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	December 30,	January 1,	December 30,	January 1,
Results of Operations:	2012	2012	2012	2012
Net sales	$29,685	$29,501	$114,274	$117,610
Cost of sales	20,307	18,980	74,430	78,134
Gross profit	9,378	10,521	39,844	39,476
Operating expenses:
Research and development	873	1,074	3,834	4,394
Pension expense	1,911	1,343	6,936	5,895
Selling, general and administrative	5,454	5,474	21,052	21,187
Total operating expenses	8,238	7,891	31,822	31,476
Operating income	1,140	2,630	8,022	8,000
Provision for income taxes	322	265	1,096	892
Income from continuing operations	818	2,365	6,926	7,108
Income (loss) from discontinued operations	204	193	5,697	(660)
Net income	$1,022	$2,558	$12,623	$6,448

Earnings per common share - basic:
Income from continuing operations	$0.26	$0.75	$2.18	$2.27
Income (loss) from discontinued operations	$0.06	$0.06	$1.79	$(0.21)
Net income per common share	$0.32	$0.81	$3.97	$2.06

Earnings per common share - diluted:
Income from continuing operations	$0.25	$0.74	$2.14	$2.22
Income (loss) from discontinued operations	$0.06	$0.06	$1.76	$(0.21)
Net income per common share	$0.31	$0.80	$3.90	$2.01

Weighted average shares outstanding:
Basic	3,193	3,153	3,174	3,138
Diluted	3,231	3,196	3,238	3,194

Reconciliation of Non-GAAP Financial Measures:
The following table reconciles operating income, the most directly comparable GAAP measure, to adjusted operating income and adjusted EBITDA, non-GAAP financial measures:

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 30,	January 1,	December 30,	January 1,
	2012	2012	2012	2012
Operating income (GAAP)	$1,140	$2,630	$8,022	$8,000
As a percent of sales	3.8%	8.9%	7.0%	6.8%
Add: asset impairment charge (accelerated depreciation)	1,222	—	1,222	—
Add: pension expense	1,911	1,343	6,936	5,895
Adjusted operating income (non-GAAP)	$4,273	$3,973	$16,180	$13,895
As a percent of sales	14.4%	13.5%	14.2%	11.8%
Add: depreciation and amortization	224	225	913	951
Add: stock compensation expense	194	207	824	690
Adjusted EBITDA (non-GAAP)	$4,691	$4,405	$17,917	$15,536
As a percent of sales	15.8%	14.9%	15.7%	13.2%

	Three months ended		Twelve months ended
	(Unaudited)		(Unaudited)
	December 30,	January 1,	December 30,	January 1,
Other Data:	2012	2012	2012	2012
Depreciation expense (including asset impairment charge)	$1,433	$211	$2,082	$898
Amortization expense	13	14	53	53
Capital expenditures	138	477	869	1,345

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	December 30,	January 1,
	2012	2012
Cash	$28,706	$20,594
Restricted cash	262	262
Accounts receivable	15,833	16,739
Inventories	14,868	13,705
Prepaid and other current assets	710	932
Total current assets	60,379	52,232

Property, plant & equipment, net	2,855	3,986
Goodwill	30,485	30,465
Other assets	5,096	5,322

Total assets	$98,815	$92,005

Accounts payable	$11,954	$14,373
Accrued liabilities	6,097	6,504
Total current liabilities	18,051	20,877

Pension benefit obligations, net	102,340	98,108
Other long-term obligations	1,095	1,517
Deferred income taxes	8,204	7,248
Total liabilities	129,690	127,750

Common stock	32	32
Paid in capital in excess of par value	141,725	140,743
Retained earnings	13,956	1,333
Accumulated other comprehensive loss	(186,588)	(177,853)
Total stockholders' deficit	(30,875)	(35,745)

Total liabilities and stockholders' deficit	$98,815	$92,005